Exhibit 99.1

F  O  R    I  M  M  E  D  I  A  T  E    R  E   L  E  A  S  E

		December 28, 2012
	For Further Information, Contact:
26220 Enterprise Court	Peter A. Reynolds	or Lisa M. Getson
Lake Forest, California 92630	Chief Accounting Officer	Executive Vice President
Tel 949.639.2000	949.639.2492	949.639.2021

APRIA HEALTHCARE GROUP INC. ANNOUNCES TRANSITION OF

CHIEF FINANCIAL OFFICER;

APPOINTS SUCCESSOR PRINCIPAL FINANCIAL OFFICER

LAKE FOREST, CA…December 28, 2012… Apria Healthcare Group Inc. (AHG), the holding company of Apria Healthcare, Inc. and Coram LLC, today announced that Chris A. Karkenny will depart the Company and transition his holding company responsibilities to Peter A. Reynolds, the Company’s Chief Accounting Officer and Controller, who will also become the Company’s principal financial officer as of January 1, 2013, following Mr. Karkenny’s departure on December 31, 2012.

Mr. Reynolds, who will report directly to AHG Chief Executive Officer and Chairman of the Board John G. Figueroa, has over 25 years of healthcare experience and has served Apria since 2007 when he joined the Company as Chief Accounting Officer and Controller. Mr. Karkenny will continue to be available to the Company during a transition period.

The transition is associated with the Company’s previously-announced strategy of operating AHG’s two business units more autonomously with dedicated Finance/Accounting and other formerly shared services supporting each organization.

Commenting on the announcement, Blackstone Senior Managing Director and Apria Board Member Neil Simpkins said, “Chris’ strategic insight has been invaluable during his tenure with the Company. He led the overall merger and acquisition efforts, which resulted in the successful 2007 and

2011 acquisitions and integration of Coram and Praxair Healthcare Services, respectively—two leading competitors which greatly expanded Apria’s national footprint in its two core homecare segments. Together with Mr. Reynolds, he also expanded Apria’s internal audit and Sarbanes-Oxley compliance functions for accounting and information technology security systems. On behalf of the Apria Board of Directors, I want to thank Chris for his numerous contributions to the Company over the past six years and wish him every success in the future.”

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About Apria Healthcare Group Inc.

AHG is the holding company for Apria Healthcare, Inc. and Coram LLC, which are among the nation’s largest and leading home respiratory/home medical equipment and specialty home infusion therapy providers. Collectively, the two business units provide home infusion therapy, enteral nutrition, home respiratory therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $2.3 billion in annual net revenues, AHG is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

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